Exhibit 10.01

Valero Energy Corporation

Annual Incentive Plan for Named Executive Officers

Section I. Preamble.

This is the Annual Incentive Plan for Named Executive Officers (the “Plan”) of Valero Energy Corporation (the “Company” or “Valero”). The Plan is established as a sub-plan under the terms and provisions of the stockholder-approved Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (“OSIP”) as a cash-based incentive plan under Section 6.7 thereof. The Plan is designed to meet the requirements of a performance plan pursuant to Internal Revenue Code (“IRC”) Section 162(m) as set forth in the terms and provisions of the OSIP. The terms and conditions of the OSIP are incorporated into this Plan. Capitalized terms used but not specifically defined in the Plan shall have the meanings given to them in the OSIP.

Section II. Participation.

The Participants in the Plan shall be limited to only those Company officers who are considered to be Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table of Valero’s annual proxy statement to stockholders as required by rules and regulations of the Securities and Exchange Commission (“SEC”).

Section III. Plan Administration.

The Plan will be administered by the members of the Compensation Committee of Valero’s Board of Directors who qualify as an “outside director” within the meaning of Section 162(m)(4)(o)(i) of the IRC (hereafter, the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee shall have full authority with respect to Awards under the Plan, including but not limited to: (a) the establishment and approval of the Performance Goals for the annual performance period, which must be formally recorded in writing into the Committee’s records; (b) the determination of the maximum pool of Awards that may be paid to Participants based upon the Company’s financial performance for the applicable performance period; (c) the exercise of negative discretion to reduce the amount of any NEO’s Award based upon supplemental performance criteria that the Committee may consider with respect to the Company’s or individual executive’s performance during the performance period; and (d) to interpret and administer the Plan in the good faith and judgment of the Committee, consistent with the terms and provisions of the Plan and the OSIP.

Section IV. Performance Period.

This is an annual incentive plan and the Plan’s performance period shall be Valero’s annual fiscal year, January 1 through December 31.

Section V. Financial Formula for Funding the Maximum Pool of Awards.

A.	Within the first 90 days of a performance period, the Committee must establish and approve the Performance Goals that will fund the maximum pool of Awards for Participants for the applicable performance period. The Committee must record the establishment of such Performance Goals in writing within its records. Such Performance Goals must be contemplated within the list of performance criteria set forth under Section 11.2 of the OSIP.

B.	The Performance Goals and financial formulae that will fund the maximum pool of Awards will be the greater of the following performance criteria after the completion of the performance period:

a)

.80 percent (0.80%) times Adjusted Net Cash Provided by Operating Activities, wherein Adjusted Net Cash Provided by Operating Activities is a calculated number and is defined as net cash provided by operating activities excluding the effects of “changes in current assets and current liabilities” and “changes in deferred charges and credits and other operating activities, net,” as reported in Valero’s Consolidated Statement of Cash Flow; or

b)

.65 percent (0.65%) times Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA), wherein EBITDA is a calculated number and is defined as “Operating Revenues” less “Cost of Sales” less “Operating Expenses” less “General and Administrative Expenses,” as reported in Valero’s Consolidated Statement of Income.

C.

The Committee will review Valero’s financial records following the completion of the performance period and will attest to the calculation of the maximum pool of Awards in writing in the Committee’s records.

Section VI. Allocation of Maximum Pool of Awards to Participants.

Once the maximum pool of Awards is calculated annually as set forth in Section V above, the Awards will be allocated to each NEO as set forth in Table A below. This will establish the maximum Award payable to any Participant for a specified performance period.

Table A – Allocation of Funded Maximum Pool of Awards to Participants

September 30,
Position	Percentage of Pool Funding (%)
Chief Executive Officer	50%
Second Highest Paid NEO	20%
Third Highest Paid NEO	10%
Fourth Highest Paid NEO	10%
Fifth Highest Paid NEO	10%

Section VII. Further Adjustment to Awards, Negative Discretion.

The maximum Award payable to any individual Participant will be determined by the calculations established in Sections V. and VI. described above. To determine the actual amount of an Award payable to a Participant for any performance period, the Committee may exercise its discretion to adjust the Awards calculated per the terms of Section V. and VI. in a downward fashion below the amounts calculated, but the Committee may not increase the amount of an Award calculated for any Participant. The Committee, in exercising its negative discretion in making downward adjustments, may consider such performance factors as Company and divisional financial performance, operational data, strategic measures, environmental compliance, health and safety measures, individual performance achievements and contributions, and such other measures of annual performance as the Committee considers to be appropriate.

Section VIII. Payment of Awards.

As soon as practicable after the Committee has received the appropriate financial and other data after the end of a performance period, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes, shall be made as soon as practicable thereafter. Notwithstanding anything in the Plan to the contrary, no payment made pursuant to any Award in respect of any performance period shall exceed $20 million, as prescribed by Section 6.2(a)(vi) of the OSIP.

Section IX. Effect of Termination of Employment.

A.	Termination Due to Death, Disability, or Retirement.

If a Participant’s employment with Valero is terminated by reason of death, disability, or retirement during a performance period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section VII of the Plan) shall be paid (pursuant to Section VIII. of the Plan after the completion of the Plan year) a pro rata amount of the Award earned according to the terms of the Award equal to the period of service from the beginning of the performance period through the date of the Participant’s death, disability, or retirement, as the case may be, as determined by the Committee.

B.	Termination for Reasons Other than Death, Disability, or Retirement.

If a Participant’s employment is terminated with Valero prior to the end of the performance period for any reason other than death, disability, or retirement, the Participant’s Award for such performance period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may elect to pay the Participant a pro rata amount of the Award earned equal to the period of service from the beginning of the performance period through the date of the Participant’s termination.

Section X. Payment of Withholding Taxes.

Valero is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from Valero), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

Section XI. Plan Amendment, Modification, and Termination.

The Committee may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Committee may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Committee may deem to be in the best interests of Valero; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of Valero if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may not adversely affect any outstanding Award without the consent of the affected Participant.

Section XII. Non-Funded, Unsecured Obligation.

A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan. No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by Valero in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of Valero.

Section XIII. Effective Date.

The Plan was approved by the Compensation Committee of Valero’s board of directors on February 22, 2012 as a sub-plan under the OSIP, to be effective immediately upon approval.

Section XIV. Miscellaneous.

A.	Employment.

Nothing in the Plan will interfere with or limit in any way the right of Valero to terminate the employment or otherwise modify the terms and conditions of the employment of any Participant at any time, nor confer upon any Participant any right to continue in the employ of the Company.

B.	Restrictions on Transfer.

Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

C.	Governing Law.

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of Valero’s jurisdiction of incorporation), the validity,

construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Texas, without regard to the conflict of law rules of the State of Texas or any other jurisdiction.

D.	Successors.

The Plan will be binding upon and inure to the benefit of the successors of Valero and the Participants.

E.	Compliance with IRC Section 409A.

The Plan is intended to comply, and shall be administered consistently in all respects, with IRC Section 409A, and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, Valero shall have the authority to take any action, or refrain from taking any action, with respect to the Plan or any Award under the Plan that is reasonably necessary to ensure compliance with IRC Section 409A (provided that Valero shall choose the action that best preserves the value of payments and benefits payable under the Plan that is consistent with Section 409A). This Plan shall be interpreted in a manner that is consistent with Section 409A. In furtherance, but not in limitation of the foregoing:

(i)	in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;

(ii)

to the extent the Participant is a “specified employee” within the meaning of IRC Section 409A, payments, if any, that constitute a “deferral of compensation” under Section 409A and that would otherwise become due during the first six months following Participant’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4);

(iii)

notwithstanding any other provision of this Agreement, a termination, resignation or retirement of Participant’s employment hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Section 409A.

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